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                                                                    Exhibit 99.1

                                   AGREEMENT
                                   ---------

     This Agreement (hereinafter "Agreement") is entered into by and among, Phillip Berman, M.D. (hereinafter "Doctor Berman") and Lumisys, Inc. (hereinafter "Lumisys") and AuntMinnie.com, Inc., a subsidiary of Lumisys (hereinafter "AuntMinnie")(Lumisys and AuntMinnie hereinafter collectively "the Company"). The effective date of this Agreement shall be April 27, 2000.

                                   RECITALS
                                   --------

     1. Doctor Berman is employed with Lumisys as its President and Chief Executive Officer pursuant to a letter agreement effective November 1, 1999, a copy of which is attached hereto as Exhibit A.

     2. Doctor Berman and Lumisys wish to amicably discontinue the employment of Doctor Berman in his role as President and Chief Executive Officer.

     3. AuntMinnie wishes to continue to employ Doctor Berman as its Chief Executive Officer, and Doctor Berman accepts such employment.

     4. Lumisys wishes to accelerate the vesting of options for Doctor Berman so that a total of 50,000 shares will be vested of the total 100,000 shares subject to the performance-based option granted November 1, 1999 to Doctor Berman.

     5. Doctor Berman's employment agreement, attached hereto as Exhibit A, includes a one year severance to be paid upon his termination or significant diminution of his responsibilities.
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     6.   Lumisys agrees that Doctor Berman and Lumisys discontinuing the employment of Doctor Berman as its President and Chief Executive Officer, and AuntMinnie employing Doctor Berman as its Chief Executive Officer constitutes a significant diminution of his responsibilities.

     7. Doctor Berman agrees that the one year severance contained in his employment agreement attached hereto as Exhibit A can only be triggered once, and will only be paid once.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Doctor Berman and the Company agree as follows:

I.   THE OBLIGATIONS OF THE COMPANY
     ------------------------------

     A.   EMPLOYMENT WITH AUNTMINNIE
          --------------------------

     AuntMinnie agrees to continue the employment of Doctor Berman, and to pay Doctor Berman full salary and benefits as set forth in the Employment Agreement attached hereto as Exhibit A, which shall remain in full force and effect.

     B.   SEVERANCE PAYMENT
          -----------------

     If Doctor Berman is no longer employed by the Company for any reason whatsoever, or if AuntMinnie is acquired or funded by another party other than Lumisys, Lumisys shall immediately begin paying severance to Doctor Berman as set forth in Section 3 of Exhibit A. Lumisys agrees that it shall not assert any right of set-off or counterclaim that it may have against Doctor Berman in connection with the severance payments to be made hereunder.

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     C.   INCENTIVE PAYMENT ON FIRST FIFTEEN MILLION DOLLARS OF SALE TRANSACTION
          ----------------------------------------------------------------------

     The Company agrees that as an incentive, twenty percent (20%) in cash or in kind (if stock is delivered as the currency for a sale) will be delivered to the management team of AuntMinnie after any sale of AuntMinnie to a third party by Lumisys where the value of the transaction is Fifteen Million Dollars ($15,000,000) or less. The amount from which the twenty percent (20%) is to be calculated will be as follows:

          [the value of the transaction] minus
          [return of capital (which is cash expended only)] minus
          [the investment banking fee].

     D.   INCENTIVE PAYMENT ON AMOUNTS EXCEEDING FIFTEEN MILLION DOLLARS OF SALE
          ----------------------------------------------------------------------
          TRANSACTION
          -----------

     If a sale transaction of AuntMinnie exceeds Fifteen Million Dollars ($15,000,000) in value, in addition to the twenty percent (20%) incentive set forth above in Section I(D), twenty-five percent (25%) of the portion exceeding Fifteen Million Dollars ($15,000,000), whether in cash or in kind, will be delivered to the senior management of AuntMinnie, again within a reasonable period of the closing of the transaction.

     E.   DEFINITIONS FOR INCENTIVE PAYMENTS
          ----------------------------------

     For the purposes of the above incentives set forth in Section 1(D) and (E), the return of capital shall mean the actual cash expended by the Company to the date of the closing. For the purposes of the above incentives set forth in
Section 1(D) and (E), the investment banking fee will be two percent (2.0%) of the transaction.

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     F.   DIVISION OF INCENTIVE PAYMENTS
          ------------------------------

     The division of this incentive payments set forth in Section 1(D) and (E), shall be as follows: sixty percent (60%) of the success fee to Doctor Berman, and forty percent (40%) to the rest of the senior management team. The division of the incentive may be changed by Doctor Berman at his sole discretion.

     G.   INCENTIVE FOR FINANCING TRANSACTION
          -----------------------------------

     The Company agrees that as an incentive, in the event of a financing/spin-off agreed to by the Board of Lumisys with a pre-dilution value of less than Fifteen Million Dollars ($15,000,000), twenty percent (20%) of the common stock in AuntMinnie held by Lumisys following the dilution will be distributed to Doctor Berman and eighty percent (80%) will be retained by Lumisys. In the event of a financing/spin-off agreed to by the Board of Lumisys with a pre-dilution value of Fifteen Million Dollars ($15,000,000) or more, twenty-five percent (25%) of the common stock in AuntMinnie held by Lumisys following the dilution will be distributed to Doctor Berman and seventy-five percent (75%) will be retained by Lumisys. The division of the AuntMinnie stock distributed to employees will be determined by Doctor Berman.

II.  THE OBLIGATIONS OF DOCTOR BERMAN
     --------------------------------

     A.   CONTINUED WORK
          --------------

     Doctor Berman shall continue to work for AuntMinnie and shall make his best efforts to sell and promote AuntMinnie and agrees that the employment relationship with AuntMinnie is "at will." Doctor Berman agrees that the one year severance contained in

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his employment agreement attached hereto as Exhibit A can only be triggered once, and will only be paid once.


     D.   FUNDING OF AUNTMINNIE
          ---------------------

     Doctor Berman agrees that the progress of AuntMinnie and possible sale or financing transactions will be reviewed by the Board of Lumisys on a quarterly basis. Upon review, the Board of Lumisys may discontinue funding the development of AuntMinnie for any reason, at its sole discretion.

III. MISCELLANEOUS PROVISIONS
     ------------------------

     A.   Dispute Resolution.
          -------------------

          1)   Arbitration. Any disputes or differences arising from this
               -----------
               Agreement or from subsequent agreements regarding the performance of this Agreement shall be resolved in accordance with this
               Section III(A). The parties shall first attempt to settle any such disputes or differences amicably. An attempt to arrive at a settlement shall be deemed to have failed as soon as one party so notifies the other party in writing. If an attempt at amicable settlement has failed, all such disputes and differences shall be conclusively and finally settled by binding arbitration in San Diego, California, according to the Commercial Arbitration Rules ("CAR") of the American Arbitration Association by one arbitrator appointed in accordance with the CAR. Unless prohibited or restricted by law, each party agrees to provide to the arbitrators and to the other party such documents or other evidence as may reasonably be requested by the other party and as is relevant to the issues being arbitrated. Such request shall be subject to a strict confidentiality agreement and shall not affect time-limits provided for in the CAR and/or in this Agreement. The arbitration award and the determinations and decisions of the arbitrator shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and which of the parties shall bear the costs or in what proportions the costs shall be borne by the parties. The award of the arbitrator shall be final and binding, and

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               no appeal shall lie therefrom. Judgment on the award or any final or interim order by the arbitrator may be entered, registered or filed for enforcement purposes in any court having jurisdiction thereof.

          2)   Governing Law. The Agreement shall be construed in accordance
               --------------
               with and governed by the laws of the State of California, without giving effect to the conflicts of law principles thereof. The State and Federal courts situated in San Diego, California shall have exclusive jurisdiction to resolve any non-arbitrable disputes with respect to the Agreement, with each party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to the Agreement.

     B.   Severability.
          ------------

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining of such provision or the remaining provisions of the Agreement.

     C.   No Third Party Beneficiaries/No Agency Agreement.
          ------------------------------------------------

          This Agreement is intended to confer rights and benefits only on the parties to this Agreement, and is not intended to confer any right or benefit upon any other person or entity. No person or entity other than the parties to this Agreement shall have any legally enforceable right under this Agreement. All rights of action for any breach of this Agreement are hereby reserved only to the parties hereto.

     D.   Further Assurances.
          ------------------

          The parties each agree to cooperate and to execute additional documents and instruments and to perform additional acts as the other party may reasonably request, which may be necessary or appropriate to effectuate, consummate, or perform any of the terms, provisions or conditions of this Agreement.

     E.   Drafting.
          --------

          The parties represent and acknowledge that they both have participated in the preparation and drafting of this Agreement and have each given their approval to all of the language contained in this Agreement, and it is expressly agreed and acknowledged that if either party later claims that

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          there is an ambiguity in the language of this Agreement, there shall be no presumption that such ambiguity be construed for or against either party hereto. Doctor Berman agrees that the Law Offices of Joel
          L. Herz has acted as counsel to the Company only and that he has had his own separate counsel review and approve of this Agreement.

     F.   Entire Agreement.
          ----------------

          This Agreement is an integrated agreement, containing the entire undertaking between the parties regarding the matters addressed herein, and, except as set forth in this Agreement, no representations, warranties, or promises have been made or relied upon by the parties to this Agreement. This agreement shall prevail over prior communications between the parties or their representatives concerning the matters contained herein.

     G.   Corporate Authorizations.
          ------------------------

          The parties represent, acknowledge and warrant that they have taken all necessary corporate and legal action required to duly approve the making and performance of this Agreement and that no further action is necessary after execution to make this Agreement binding and legally enforceable. Further the parties warrant that each representative signing this Agreement has the authority and power to execute this Agreement.

     H.   No Violation of Any By-Laws or Agreement.
          ----------------------------------------

          The parties represent and warrant that the making and performance of this Agreement will not violate any of their respective articles of incorporation or by-laws or any contract or agreement.

     I.   No Agreement Until Signed and Delivered.
          ---------------------------------------

          The parties do not intend to be legally bound until execution and delivery of this Agreement. Execution and delivery of this Agreement by both parties hereto is a condition precedent to any obligations herein.

     J.   Successors and Assigns.
          ----------------------

          The parties agree that all terms of this Agreement shall be binding upon them, their respective legal representatives, predecessors, successors and assigns.

     K.   Attorneys Fees.
          --------------

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          In any action or litigation to enforce any of the provisions or rights under this Agreement, the non-prevailing party to such litigation or action shall pay the prevailing party all of its costs, expenses and reasonable attorneys' fees incurred therein, including without limitation costs, expenses and attorneys' fees in any appeals, and such costs, expenses and attorneys' fees shall be included in part of any judgment entered in any such action or proceeding.

     L.   Non-Waiver.
          ----------

          No delay in exercising, and no failure to exercise, any right under this Agreement shall impair such right or be construed to be a waiver of any breach of or default under this Agreement. Any single or partial exercise of any such right shall not preclude any other or further exercise of any other right under this Agreement.

     M.   Notice.
          ------

          If any notice is given or required hereunder, it shall be addressed in written as follows:


          If to Berman:

               Phillip Berman, M.D.
               1220 Churchill Place
               Coronado, CA 92118
               Tel: 619-522-0880 Fax: 707-276-2492

          If to Lumisys:

               Bala S. Manian, Ph.D
               Chairman of Board
               Lumisys, Inc.
               225 Humboldt Court
               Sunnyvale, CA 94089
               Tel: (408) 733-6565 Fax: (408) 733-6567

          If to AuntMinnie:

               Bala S. Manian, Ph.D
               Chairman of Board
               AuntMinnie.com, Inc.
                225 Humboldt Court
               Sunnyvale, CA 94089

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               Tel: (408) 733-6565 Fax: (408) 733-6567

          Notices shall be effective from delivery, if delivered, or upon receipt, if mailed. All mailed notices shall be sent via facsimile and first class mail, proper postage prepaid.


     N.   Duplicate Originals.
          -------------------

          This Agreement may be executed in two counterparts, any or all of which may contain the signature of only one of the parties, and all of which together shall be considered a single original document.

     O.   Amendments in Writing.
          ---------------------

          No Amendments or variations of the terms of this Agreement shall be valid unless made in writing and executed by the parties hereto and this provision cannot be orally waived.

     IN WITNESS WHEREOF, the parties hereto represent and warrant that they have read this Agreement, fully understand its terms and the consequences thereof, and that the parties to this Agreement execute this Agreement in their respective capacities as described below:

Lumisys, Inc.                                Notary Public

By:  /s/ Dean MacIntosh                      Carolyn C. Torda      4/27/00
   --------------------------                ------------------
     Chief Financial Officer

AuntMinnie.com, Inc.               Notary Public

By:  /s/ Dean MacIntosh                      Carolyn C. Torda      4/27/00
   --------------------------                ------------------
     Vice-President


Phillip Berman, M.D.                         Notary Public

By:  /s/                                     Carolyn C. Torda      4/27/00
   --------------------------                ----------------
     Phillip Berman, M.D., individually

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